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                                                                EXHIBIT 10.3




Saliva Diagnostic Systems, Inc.
11719 NE 95th St.
Vancouver, Washington 98682

Gentlemen:

        This letter will confirm our mutual agreement with respect to our engagement as exclusive Placement Agent ("Placement Agent") to act on behalf of Saliva Diagnostic Systems, Inc. (the "Company") in connection with the offer and sale on a best efforts basis of up to $3,000,000 principal amount of the Company's Preferred Stock, Series 1998-A and Series 1998-B pursuant to two separate offerings under Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"), subject to applicable regulations.

        1. The engagement hereunder shall be for a term commencing upon the execution of this letter by the Company and continuing until January 31, 1998. You represent that no other offering is presently in progress by the Company which has not been disclosed to us.

        2. (a) The offerings will done in two offerings (the "First Offering" and the "Second Offering," respectively) of $1,500,000 each. The closing of the first offering (the "First Closing Date") will take place within two trading days after the Securities Purchase Agreement ("Securities Purchase Agreement"), in the form annexed hereto as Exhibit A, and other related documents are signed by the Company and the Buyer, and the Company receives good funds for the purchase price of that offering. The closing for the Second Offering, if any, will be held on a date (the "Second Closing Date") selected by the Buyer at any time within nine months after the First Closing Date.

        If the closing bid price of the Common Stock as reported by the Nasdaq Stock Market or Bloomberg L.P. (after adjusting for any stock splits, reverse stock splits or stock dividends effected after the First Closing Date) for each of five consecutive trading days is $.60 or more, then, for as long as such adjusted closing bid price does not go below $.60, the Company may give the Buyer notice that the option for the Second Offering will expire on a date set by the Company at least 30 days from the date of such notice. Additionally, at the option of the Company, the Buyer's option for the Second Offering will expire upon notice to the Buyer that the Company is entering into a merger or strategic alliance, and the Company within thirty (30) days will pay to the Buyer $250,000 in cash or in freely tradeable common stock of the Company, and provided that such merger or strategic alliance is actually consummated. If such merger or strategic alliance is not consummated within thirty (30) days of payment, then (i) the Buyer will, upon notice from the Company, return the payment of $250,000 to the Company, and (ii) the Second Closing Date shall be extended for sixty (60) days.


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        (b)  The Company will receive net proceeds of the sale of the Preferred
Stock after deducting the Fees (as defined below). The "Fees" are the Placement Agent's cash fees of 7.5% of the aggregate principal amount of Preferred Stock sold in each offering (the "Placement Agent's Fees"). The parties shall jointly and in equal amounts pay the legal fees of Placement Agent's counsel of 1%. Other than the Fees, the Placement Agent shall not be entitled to any additional compensation from the Company, nor shall Placement Agent be reimbursed for its expenses.

        (c) (i) The Preferred Stock issued in the First Offering shall be convertible into Common Stock at the lesser of (a) 100% of the average closing bid price of the Common Stock for the five (5) trading days prior to the First Closing Date ("1st Market Price"), or (b) 80% of the average closing bid price for the five (5) days prior to conversion, subject to the additional terms on the annexed Exhibit A.

        (ii) The Preferred Stock issued in the Second Offering s hall be convertible into Common Stock at the lesser of (i) 80% of the average closing bid price for the five trading days prior to conversion and (ii) the 1st Market Price; provided, however, that at no time shall the Preferred Stock be convertible at less than 65% of the average closing bid price for the five trading days prior to conversion.

        (d) The Buyer will, within two business days after acceptance by the Company of a Securities Purchase Agreement, pay the purchase price for the First Offering Preferred Stock to or at the direction of the Company, provided that:

             (i) the Company approves such Buyer and subscription documents (in the form of an exhibit hereto) which have been submitted and signed by the Buyer, and

             (ii) the Company has caused to be delivered to or at the direction of the Buyer, the First Offering Preferred Stock purchased by such Buyer and the opinion of counsel attached as Annex III to the Securities Purchase Agreement.

        (e) The Company shall have the right in its sole discretion to reject any Subscription and to disapprove the Buyer and any person or entity which is proposed by the Placement Agent to be a party to the Securities Purchase Agreement.

   3. The Company will cause the Preferred Stock purchased pursuant to such Securities Purchase Agreement to be delivered to, or at the direction of the Buyer, within a reasonable time after the conditions in Section 2(d) have been met.

   4. The terms set forth in Exhibit A attached hereto represent the further understanding of the parties.

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      5.   The Placement Agent represents, warrants and agrees that
the Buyer will be qualified to purchase the Preferred Stock under the laws of the jurisdiction in which such person resides and that the offer and sale of the Preferred Stock will not violate the securities or other laws of such jurisdiction. The Company agrees that with respect to any offerees resident in the United States, the Company will file, at the request of Placement Agent, such necessary applications with any applicable securities regulatory authority, relying solely on the Placement Agent's representations that all U.S. offerees will be accredited investors.

      6.   The Placement Agent further agrees that:

           (a) all offering materials and documents used in connection with offers and sales of the Preferred Stock prior to the expiration of the engagement period shall be approved in advance in writing by the Company, and shall include statements to the effect that the Preferred Stock have not been registered under the Act and that neither the Buyer, nor any direct or indirect purchaser of the Preferred Stock from such Buyer, may directly or indirectly offer or sell the Preferred Stock in the United States or to U.S. persons unless the Preferred Stock are registered under the Act, or an exemption from the registration requirements of the Act is available;

           (b) it will comply with all laws, rules and regulations of the jurisdictions in which the Preferred Stock are offered and sold; and

           (c) Placement Agent has no authority to act on behalf of the Company or otherwise bind the Company.

           (d) Each Buyer will be an "accredited investor" as said term is defined in Rule 501 under Regulation D promulgated under the Act.

      7. Placement Agent is an independent contractor, and is not the agent of the Company. It is not authorized to bind the Company, or to make any representations or warranties on behalf of the Company.

      8. The Company represents, warrants, and agrees that, in addition to the warranties to be made by the Company to the Buyer:

           (a) The Company has timely filed all the material required to be filed pursuant to Section 13(a) or 15(d) of the Exchange Act for a period of at least twelve months preceding the date hereof, and the Company will continue to file all such material on a timely basis.

           (b) The Company is in full compliance, to the extent applicable, with all reporting obligations under either Section 12(b), 12(g) or 15(d) of the Exchange Act. The Company has registered its Common Stock pursuant to Section 12 of the Exchange Act and the Common Stock is currently listed on The NASDAQ/SmallCap Market. The

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Company has received notice from NASDAQ of its delisting as of
January 27, 1998, subject to certain conditions as described in Exhibit C annexed hereto.

           (c) The Preferred Stock will be offered and sold in compliance with the requirements for the exemption from registration pursuant to Section 4(2) and Section 5 of the Act contained and Regulation D under the Act, and with all other U.S. securities laws and regulations; it being understood that this representation, warranty and agreement is made relying exclusively on the representations, warranties and agreements made by the Placement Agent herein or in the applicable subscription documents. The Company will, at its expense, make all filings required under the Act and any applicable domestic securities exchange or trading market, if any.

           (d) All information furnished by the Company to purchasers under Regulation D will not contain any untrue statement of material fact or omit to state a material fact required to be stated or necessary to make the statements therein not misleading; provided however, that this representation and warranty does not extend to written material furnished to the Company by Placement Agent relating to Placement Agent or the distribution process.

           (e) The Company has all requisite corporate power and authority to execute and perform this agreement. All corporate action necessary for the authorization, execution, delivery and performance of this agreement and the transaction contemplated hereby have been taken. This agreement constitutes a valid and binding obligation of the Company.

           (f) The execution and performance of this agreement by the Company and the offer and sale of the Preferred Stock will not violate any provision of the Articles of Incorporation or By-laws of the Company or any material agreement or other instrument to which the Company is party or by which it is bound, and which violation(s) would have a material adverse effect on the business or financial condition of the Company. Any material necessary approvals, U.S. governmental and private, will be obtained by the Company prior to the issuance of the Preferred Stock.

           (g) The Company makes no other representation or warranty with respect to the Company, its finances, assets, business or prospects or otherwise, except as expressly set forth herein or in the Securities Purchase Agreement. Placement Agent will advise the Buyer of the foregoing, and that the Buyer is relying on its own investigation with respect to all such matters, and that it will be given reasonable access to any and all material publicly available documents and Company personnel it may require for such investigation.

           (h) The Company will deliver to the Buyer, a Registration Rights Agreement substantially in the form annexed hereto as Annex IV (the "Registration Rights Agreement").

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      9.   The Company will provide the Buyer with an opinion of
counsel substantially in the form attached as Annex III to the Securities Purchase Agreement.

      10. As more fully described in Exhibit B hereto, which is incorporated herein by reference, each party hereto will indemnify and hold the other (including its partners, agents, employees, and controlling persons within the meaning of Section 15 of the Act or
Section 20 of the Exchange Act) harmless from and against certain claims, liabilities, losses, damages and expenses incurred, including fees and disbursements of counsel, related to or arising out of this engagement. Exhibit B will be executed and delivered simultaneously with this agreement.

      11. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction. This Agreement may be amended only by an instrument in writing signed by both parties. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof. Any notices required or permitted to be given under the terms of this Agreement shall be sent by mail or delivered personally or by courier and shall be effective five days after being placed in the mail, if mailed, or upon receipt, if delivered personally or by courier, in each case addressed to a party at such party's address shown in the introductory paragraph or on the signature page of this Agreement or such other address as a party shall have provided by notice to the other party in accordance with this provision.

Dated: January 26, 1998             ARYEH TRADING, INC.

                                    By:   /s/ Moishe Bodner
                                          ---------------------

AGREED & ACCEPTED:

SALIVA DIAGNOSTIC SYSTEMS, INC.

By:     /s/ Kenneth J. McLachlan
    ---------------------------------------------
        Its President and Chief Executive Officer

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                               EXHIBIT A

CONVERSION TERMS:    The Preferred Stock are convertible into shares
      of Common Stock according on the following schedule:

                     a. For each offering:
                     --25% of the Preferred Stock are convertible beginning 90 days after issuance;
                     --an additional 25% of the Preferred Stock
                     (cumulative 50%) are convertible beginning 120 days after issuance;
                     --an additional 25% of the Preferred Stock
                     (cumulative 75%) are convertible beginning 150 days after issuance; and
                     --100% of the Preferred Stock are convertible beginning 180 days after issuance provided that if the Second Offering is issued within 120 days of the First Offering, the Second Offering shall be convertible commencing two hundred ten (210) days after issuance of the First Offering.

                     The securities of each offering are convertible up to two (2) years from such offering's closing date. In the event that any securities remain outstanding on the second anniversary of the relevant closing date, all remaining securities must be converted (subject to the ability of the Company to issue shares in excess of 19.99% of all issued and outstanding Common Stock in compliance with NASDAQ regulatory requirements).

WARRANTS:       The Buyer or its designee shall be issued transferable
      divisible warrants to purchase 1,000,000 shares of Common Stock with an exercise price equal to the average closing bid price of the common stock for five (5) trading days ending on the trading day prior to the First Closing Date. Warrants for 750,000 of these shares will be exercisable immediately; the warrants for the remaining shares will be exercisable commencing no earlier than 10 days after the closing date of the Second Offering. No additional warrants will be issued to the Buyer in connection with the closing of the Second Offering. The common stock underlying the Warrants will be registered pursuant to a registration rights agreement. The Warrants will have a term of five (5) years from the First Closing Date.

REGISTRATION
RIGHTS:              The Company will agree to file one or more
      registration statements or amendments to an existing registration statement covering the

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      Common Stock underlying the Preferred Stock of each Offering1 within thirty (30) days after the each Closing Date and will cause such registration statement to become effective no later than the "Required Effective Date," which is ninety (90) days from the First Closing Date and sixty (60) days from the Second Closing
      Date.

LATE FILING OR
EFFECTIVENESS:       If the Company does not file the registration
      statement with SEC on timely basis or if the registration statement is not declared effective by the Required Effective Date, the Company will compensate the Buyer in an amount equal to 2% per month of the principal amount of the Preferred Stock acquired. Such payment will be made in cash on demand and will continue to accrue until the registration statement is declared effective.

AVAILABLE SHARES:    The Company will always have reserved for
      issuance to the Buyer at least 150% of the shares then anticipated to be necessary for issuance upon conversion of all outstanding Preferred Stock and all Warrants.

DELIVERY OF
CERTIFICATES:        On conversion, the Company will direct the
           transfer agent to deliver certificates for shares to Buyer within 3 business days. If such request is made more than 5 days late, the Company will compensate Buyer at rate of $100/day for first 10 days and $200/day thereafter for each $10,000 of purchase price. Buyer will also have right to rescind conversion notice. In addition, if, after 3rd business day, the Company has not made its request of transfer agent, if Buyer has sold shares of Common Stock, the Company will compensate Buyer for extra costs incurred to cover sale.

4.99% CONVERSION
LIMIT:               The Buyer will agree not to convert Preferred
           Stock if it would result in beneficial ownership of more than 4.99% of the outstanding shares. This limit will not apply (i) if the Company is in default under any of the Transaction Agreements or (ii) in connection with any mandatory conversion.

LIMITATIONS ON
COMPANY'S
ISSUANCE:            If the Company is restricted from issuing shares
      upon conversion of the Second Offering Preferred Stock because of NASDAQ Regulatory Requirements, then the Company will take all steps reasonably necessary to comply with such regulations and be able to issue such shares. If the Company does not or can not do so, the Buyer will have the right to require the Company to redeem the outstanding unconvertible Preferred Stock at a

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      redemption price equal to (x) the unconvertible Preferred Stock plus all accrued but unpaid interest thereon, divided by the then applicable conversion price, multiplied by (y) the then market price(2) of the Common Stock.

ADJUSTMENTS:         Under certain circumstances (including, but not
      necessarily limited to, recapitalizations, stock splits, reverse stock splits) the conversion price and the warrant exercise price will be adjusted. In the event the Company does "spin off" transaction prior to conversion or warrant exercise, additional provisions relating to adjustment in price and shares of spun off entity will apply.

DILUTIVE EFFECT:     The Company will acknowledge possible dilutive effect
      of conversion and exercise terms, including possible price adjustment.

HEDGE FUND:          The Company will acknowledge that Buyer may be
      "hedge" fund and may engage in certain hedging transactions.

NO UNDISCLOSED LIABILITIES
OR EVENTS REQUIRING
DISCLOSURE:          The Company will represent that (i) it has no
           undisclosed liabilities other than in the ordinary course of business (which individually or in the aggregate do not have a material adverse effect on the condition of the Company) and (ii) there are no events or circumstances requiring public disclosure which have not been disclosed.

REGULATION D:        The Company will represent that neither it nor
           its affiliates have engaged in any sales or offers which would eliminate the Regulation D exemption for this transaction.

TRANSFER AGENT
AUTHORIZATION:       The Company will authorize the transfer agent to
           give public information relating to the Company directly to Buyer or representatives.

OPINION:             The Company counsel will provide an opinion to
      Buyer substantially in form attached to Securities Purchase Agreement.

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                               EXHIBIT B


                       INDEMNIFICATION AGREEMENT



      In consideration of the agreement of ARYEH TRADING, INC. ("Placement Agent") to act on behalf of Saliva Diagnostic Systems, Inc. (the "Company") pursuant to the Placement Agent Agreement (the "Agreement") dated January 26, 1998, the Company agrees to indemnify and hold harmless Placement Agent, its affiliates, and each of their respective partners, directors, officers, agents, consultants, employees and controlling persons (within the meaning of the Securities Act of 1933) (Placement Agent and each such other person or entity are hereinafter referred to as an "Indemnified Person"), from and against any losses, claims, damages, expenses and liabilities or actions in respect thereof (collectively "Losses"), as they may be incurred including all reasonable legal fees and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any Losses (whether or not in connection with any pending or threatened litigation in which any Indemnified Person is a named party) to which any of them may become subject (including in any settlement effected with the Company's consent) and which are related to or arise out of any act, omission, transaction or event contemplated by the Agreement. The Company will not, however, be responsible under the foregoing provisions with respect to any Losses (a) to the extent that a court of competent jurisdiction shall have determined by a final judgment that such Losses resulted primarily from actions taken or omitted to be taken by an Indemnified Person due to its gross negligence, bad faith or willful misconduct, or (b) resulting solely from one or more decreases in the market price of the Company's common stock.

      If the indemnity referred to in this agreement should be, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold such Indemnified Person harmless, the Company shall pay to or on behalf of each Indemnified Person contributions for Losses so that each Indemnified Person ultimately bears only a portion of such Losses as is appropriate (i) to reflect the relative benefits received by each such Indemnified Person, respectively, on the one hand and the Company on the other hand in connection with the transaction, or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of each such Indemnified Person, respectively, and the Company as well as any other relevant equitable considerations; provided, however, that in no event shall the aggregate contribution of all Indemnified Persons to all Losses in connection with any transaction exceed the value of the consideration actually received by Placement Agent pursuant to the Agreement. The respective relative benefits received by Placement Agent and the Company in connection with any transaction shall be deemed to be in the same proportion as the aggregate consideration received by Placement Agent in connection

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with the transaction bears to the total consideration of the transaction. The relative fault of each Indemnified Person and the Company shall be determined by reference to, among other things, whether the actions or omissions to act were by such Indemnified Person or the Company, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action or omission to act.

      The Company also agrees that no Indemnified Person shall have any liability to the Company or its affiliates, directors, officers, employees, agents or shareholders, directly or indirectly, related to or arising out of the Agreement, except that each Indemnified Person shall indemnify and hold harmless the Company, its directors, officers, agents, consultants and controlled persons from and against any Losses as they are incurred, which result primarily from actions taken or omitted to be taken by such Indemnified Person due to its gross negligence, bad faith or willful misconduct. In no event, regardless of the legal theory advanced, shall the Company or any Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature.

      If any action is brought against any Indemnified Person in respect of which indemnity may be sought against the Company hereunder, such Indemnified Person shall promptly notify the Company in writing of such action and the Company shall be entitled to participate therein and, to the extent the Company shall wish, assume the defense thereof. Upon the request of an Indemnified Person, the Company shall retain counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person and any others the Company may designate in such action and shall pay the reasonable fees and expenses of such counsel related thereto as they are incurred. In any such action, an Indemnified Person shall have the right to retain its own counsel at its own expense, except that the Company shall pay as they are incurred the reasonable fees and expenses of counsel retained by the indemnified party only in the event that (i) the Company and such Indemnified Person shall have mutually agreed to the retention of such counsel or (ii) the Company has directed counsel to represent one or more parties in addition to such Indemnified Person in such action and representation of both such Indemnified Person and such other party or parties by the same counsel would be inappropriate, in the reasonable opinion of such Indemnified Person, due to actual or potential differing interests between them, it being understood that the Company shall not be liable for the reasonable fees and expenses of more than one separate firm for all the Indemnified Persons. No indemnification provided for herein shall be available to any Indemnified Person that fails to give notice as provided above if the Company was unaware of the action to which such notice would have related and was substantially prejudiced by such failure or to any Indemnified Person that retains its own counsel in accordance with the immediately preceding sentence except in the circumstances set forth in clauses (i) and (ii) thereof. The Company agrees that without Placement Agent's prior written consent it shall not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding related to the Distribution Agreement unless the

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settlement, compromise or consent also includes an express
unconditional release of all Indemnified Persons from all liability and obligations arising therefrom.

      The respective obligations of the Company and the Indemnified Persons referred to above shall be in addition to any rights that any Indemnified Person or the Company, as the case may be, may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of any Indemnified Person and the Company. It is understood that the respective obligations of the Company and the Indemnified Persons will remain operative regardless of any termination or completion of Placement Agent's services pursuant to the Agreement.